Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA 17061

(717) 692-2133

CONTACTS

Rory G. Ritrievi	Kevin W. Laudenslager
President & CEO	Vice President & Treasurer

MID PENN BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

April 24, 2009 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), the parent company of Mid Penn Bank, today reported increased total assets, loans, and deposits for the first quarter of 2009, as well as first quarter earnings of $213,000, including per share earnings of $0.06. Earnings for the first quarter of 2008 were $1,173,000, or $0.34 per share.

2009 First Quarter Highlights

(dollars in thousands, except per share data)

	Quarter Ended
	03/31/09	03/31/08	% Change
Total Assets	$565,070	$535,974	5.4%

Total Deposits	451,569	406,206	11.2%

Total Loans (net)	442,686	384,311	15.2%

Total Revenues	8,506	8,973	-5.2%

Net Income	213	1,173	-81.8%

Diluted net income per share	0.06	0.34	-82.4%

President’s Statement

In commenting on the Company’s financial results, President Ritrievi states, “The first quarter of 2009 marks another quarter of strong loan and deposit growth for Mid Penn Bank. These growth numbers evidence that Mid Penn Bank is a primary bank of choice for consumers, businesses, and municipalities throughout our footprint. Why? Because Mid Penn Bank is a safe and sound alternative to the banks whose financial performance has deteriorated as a result of unwise lending and investment activity. Because all of our decisions are made in Central Pennsylvania, by people who live, work, and play in the same community as our customers. We know our customers and our customers know us. We both like it that way.”

Due to the continued deterioration of the overall economy and the affect the economy has had, and continues to have on our customer base, we again increased our loan loss provision. Primarily, as a result of the increased provision, we are reporting quarterly earnings that are inconsistent with our other growth numbers. We feel confident; however, that the higher provision will assure that Mid Penn Bank is able to continue its strong growth and commitment to the borrowing community. It is important to note that, notwithstanding the large provision expense, Mid Penn Bank’s asset quality ratios remain consistent with, or better than, industry averages, including our first quarter net charge-offs of just $174,000. Mid Penn Bank continues to be a well-capitalized company as defined by our regulators and we are committed to remaining in that category.

Mr. Ritrievi also notes the following highlights from the first quarter (dollars in thousands):

•	Net Income	$213

•	Total Revenues	$8,506

•	Net Interest Income	$3,956

•	Deposit Charges	$351

•	Loan Growth (YOY)	$58,375

•	Core Deposit Growth (YOY)	$37,652

•	Total Assets	$565,070

•	Earning Assets	$527,680

•	Stockholders’ Equity	$50,463

Dividend Declaration

The Board of directors of Mid Penn Bancorp, Inc. (NASDAQ-MPB), the parent company of Mid Penn Bank, declared a quarterly cash dividend of 16 cents per share, payable Monday, May 25, 2009, to shareholders of record Wednesday, May 6, 2009.

Income Statement

	Three months ended March 31,
(dollars in thousands, except per share data)	2009	2008	% Change
Total revenues	$8,506	$8,973	-5.2%

Total operating expenses	3,868	3,446	12.2%

Net income	213	1,173	-81.8%

Diluted net income per share	$0.06	$0.34	-82.4%

Total revenues (net interest income plus noninterest income) for the first quarter decreased $467,000 to $8,506,000, down 5.2% from the first quarter of 2008.

Net income totaled $213,000 for the first quarter of 2009, a decrease of $960,000, or 81.8%, from net income of $1,173,000 for the first quarter of 2008. Net income per fully diluted share for the quarter was $0.06, an 82.4% decrease from the $0.34 recorded for the same period a year ago.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2009 totaled $3,956,000, a decrease of $244,000, or 5.8% from the $4,200,000 recorded a year ago. This decrease was a result of the continued margin compression experienced in the Company’s net interest margin.

The net interest margin on a fully taxable equivalent basis for the first quarter of 2009 was 3.13%, down 48 basis points from the first quarter of 2008.

Non-interest Expenses

Non-interest expenses for the first quarter of 2009 were $3,868,000, up 12.2% over $3,446,000 one year ago. The breakdown of non-interest expenses for the three months ended March 31, 2009 and 2008, respectively, are shown in the following table:

	Three months ended March 31,
(dollars in thousands)	2009	2008	% Change
Salaries and employee benefits	$2,100	$1,812	15.9%
Occupancy expense, net	205	288	-28.8%
Equipment expense	238	223	6.7%
PA bank shares tax expense	101	92	9.8%
FDIC assessment	128	11	1,063.6%
Legal and professional fees	139	140	-0.7%
Director fees and benefits expense	77	78	-1.3%
Marketing and advertising expense	194	79	145.6%
Computer expense	103	138	-25.4%
Stationery and supplies expense	42	72	-41.7%
Loss on sale/write-down of foreclosed assets	32	32	0.0%
Other expenses	509	481	5.8%

Total noninterest expense	$3,868	$3,446	12.2%

Balance Sheet

	March 31,
(dollars in thousands)	2009	2008	% Change
Total assets	$565,070	$535,974	5.4%

Total loans (net)	442,686	384,311	15.2%

Total deposits	451,569	406,206	11.2%

Total core deposits	330,508	292,856	12.9%

Asset Quality

The Bank’s asset quality ratios are highlighted below:

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Non-performing assets to period-end loans	1.07%	1.31%	1.50%

Net loan charge-offs/average total loans	0.04%	0.13%	0.02%

Loan loss reserve/gross loans	1.40%	1.27%	1.25%

Non-performing loan coverage	120.69%	73.01%	68.95%

Non-performing assets and loans past due 90 days at March 31, 2009 totaled $5,190,000, or 1.16% of total loans, as compared to $7,540,000, or 1.76% of total loans, at December 31, 2008 and $7,513,000, or 1.93%, of total loans one year ago. The Company’s first quarter provision for loan and lease losses totaled $933,000 as compared to $100,000 recorded in the first quarter of 2008. The increase in the provision for loan and lease losses for the quarter is a result of the Company’s strong loan growth of approximately $58,000,000 over the past twelve months, deterioration in the overall economy, and additional problem loans.

Total net charge-offs for the first quarter were $174,000 versus $23,000 for the first quarter of 2008.

Capital

Stockholders’ equity at March 31, 2009 totaled $50,463,000, an increase of $9,672,000, or 23.7% over December 31, 2008. The increase in stockholder’s equity is the result of the $10,000,000 received under the Treasury Department’s Capital Purchase Program for strong well-capitalized banks. Return on average stockholders’ equity (ROE) for the first quarter ended March 31, 2009 and 2008 are shown below:

Return on Equity (Annualized)
Three Months Ended
March 31,
2009	2008
1.54%	11.68%

The Bank’s capital ratios at March 31, 2009 were as follows:

	Mid Penn Bank	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	8.60%	5.00%
Tier 1	10.69%	6.00%
Total Capital	11.94%	10.00%

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of MPB to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

MPB’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	the effects of future economic conditions on MPB and the Bank’s customers;

•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;

•

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in MPB’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet;

•	technological changes;

•	acquisitions and integration of acquired businesses;

•	the failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;

•	acts of war or terrorism; and

•	disruption of credit and equity markets.

All written or oral forward-looking statements attributable to MPB are expressly qualified in their entirety by these cautionary statements.